UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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QAD Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

May 15, 2014

To All QAD Inc. Stockholders:

On behalf of the Board of Directors of QAD Inc. ("QAD"), I cordially invite you to attend the Annual Meeting of Stockholders of QAD to be held at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, on Wednesday, June 11, 2014 at 4:30 p.m. local time. A Notice of the Annual Meeting of Stockholders, proxy card and proxy statement containing information about the matters to be acted upon at the Annual Meeting are enclosed.
At this year's meeting you will be asked to elect five directors and to approve, on a non-binding advisory basis, the compensation paid to our Named Executives as defined in the accompanying proxy statement. The accompanying Notice of Annual Meeting and proxy statement describe these proposals. We encourage you to read the enclosed information carefully.

Whether in person or by proxy, it is important that your shares be represented at the Annual Meeting. To ensure your participation in the Annual Meeting, regardless of whether or not you plan to attend in person, please vote the enclosed proxy card today by telephone or on the Internet or by signing, dating and returning your proxy card in the postage-paid envelope provided. If you do attend the Annual Meeting, you may revoke your previous proxy at that time if you wish, and vote in person. If you plan to vote your shares at the Annual Meeting, please note the instructions on page 4 of the enclosed proxy statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,
Karl F. Lopker

Chief Executive Officer

QAD INC.
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2014

Notice is hereby given that the Annual Meeting of Stockholders of QAD Inc. will be held on Wednesday, June 11, 2014, at 4:30 p.m. local time, at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, for the following purposes:

1.	To elect five directors to serve until the next Annual Meeting of Stockholders;

2.	To approve, on a non-binding advisory basis, the compensation paid to our Named Executives; and

3.	To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 14, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

Daniel Lender

Corporate Secretary

Santa Barbara, California
May 15, 2014

IMPORTANT

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of April 14, 2014, you will be admitted to the meeting. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership of such stock or a valid proxy signed by the record holder. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker. Whether or not you intend to be present in person at the Annual Meeting, please vote the enclosed proxy card today by telephone or on the Internet or by signing, dating and returning your proxy card in the postage-paid envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 11, 2014.

Our proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

We are mailing a printed copy of proxy materials to each stockholder and are allowing stockholders to access the proxy materials on the Internet at www.proxyvote.com.

QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

PROXY STATEMENT
THE ANNUAL MEETING

This proxy statement and the enclosed proxy card are being mailed to you by the Board of Directors of QAD Inc., a Delaware corporation ("QAD," the "Company," "we" or "us"), on or about May 15, 2014. The Board of Directors requests that your shares be represented by the proxies named on the proxy card at the Annual Meeting of Stockholders to be held on Wednesday, June 11, 2014.

FREQUENTLY ASKED QUESTIONS

What is a “proxy”?

A proxy is your way of legally designating another person to vote for you.  That other person is called a “proxy.”  If you designate another person as your proxy in writing, the written document is called a “proxy” or a “proxy card.”

What is a “proxy statement”?

A “proxy statement” is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting.  The proxy statement also includes other information required by SEC regulations.

What is a “quorum”?

A “quorum” is the minimum number of votes that must be represented at the Annual Meeting for the transaction of any business at such meeting.  A majority of the voting power of the Company’s outstanding shares, as of the record date, that are entitled to vote generally in the election of directors, either present at the Annual Meeting or represented by proxy, will constitute a quorum at the Annual Meeting.  Shares represented by proxies marked to “withhold” voting for one or more Board nominees, proxies marked to “abstain” from voting for a proposal, broker non-votes and proxies submitted without an indication of voting preferences, are counted for purposes of determining the presence of a “quorum.”

What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner with respect to that item.

Who is soliciting my vote?

The Board of Directors of QAD is soliciting your vote at the 2014 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be asked to:

•	Vote to elect five directors as nominated;

•	Approve, on a non-binding advisory basis, the compensation paid to our Named Executives; and

•	Transact any other business that may properly come before the meeting.

What are the Board of Directors' recommendations?

Matter	Board Vote Recommendation
Election of Directors	FOR EACH DIRECTOR NOMINEE
Advisory vote on executive compensation	FOR

Who is entitled to vote at the Annual Meeting?

The Board of Directors set April 14, 2014 as the record date for the Annual Meeting. All stockholders who owned QAD common stock at the close of business on April 14, 2014 may attend and vote at the Annual Meeting.

What are my voting rights?

You have one-twentieth (1/20th) of a vote for each share of QAD Class A common stock you owned at the close of business on the record date and one (1) vote for each share of QAD Class B common stock you owned at the close of business on the record date, provided each share was either held directly in your name as the stockholder of record or held for you as the beneficial owner through a broker, bank or other nominee ("Nominee").

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most stockholders of the Company hold their shares through a Nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with QAD's transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by QAD. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a Nominee, you are considered the beneficial owner of the shares which are held in "street name" and these proxy materials are being forwarded to you by your Nominee, who is considered the stockholder of record with respect to these shares. As the beneficial owner, you have the right to direct your Nominee on how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your Nominee.

How many votes can be cast by all stockholders?

Each share of QAD Class A common stock is entitled to one-twentieth (1/20th) of one vote and each share of QAD Class B common stock is entitled to one (1) vote.  There is no cumulative voting available in the election of directors. On the record date, we had 12,671,911 shares of Class A common stock outstanding and entitled to vote with 633,595 votes and 3,174,852 shares of Class B common stock outstanding and entitled to vote with 3,174,852 votes, for a total of 3,808,447 votes that may be cast.

How many votes must be present to hold the Annual Meeting?

A majority of the voting power of the Company's outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business.  Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, vote by telephone or vote via the Internet, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal ("broker non-votes") are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect director nominees?

Directors are elected by a plurality of the votes cast. That means the five (5) individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected. If you withhold authority to vote with respect to the election of some or all of the nominated directors, your shares will not be voted with respect to those nominated directors indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominated directors. Abstentions and broker non-votes will also have no effect on the vote.

How many votes are required to adopt the other proposals?

All of the other proposals will be approved if such proposals receive the affirmative vote of a majority of the votes represented at the Annual Meeting and entitled to vote on the matter. If your shares are represented at the Annual Meeting but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Your vote on Proposal 2 (vote on executive compensation) is advisory, which means the result of the vote is non-binding on the Company.  Although the vote is non-binding, the Compensation Committee of the Board values the opinions of QAD’s stockholders and will review and consider the voting results when making future decisions regarding executive compensation.

Is my vote confidential?

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy. Your vote will not be disclosed to anyone, other than the independent tabulator, without your consent.

Who will count the votes and where can I find the voting results?

Broadridge Financial Solutions, Inc. will tabulate the voting results.  We will announce the preliminary voting results at the Annual Meeting and will publish the results by filing a current report on Form 8-K with the SEC within four business days of the Annual Meeting.

What if I don't give specific voting instructions to my broker?

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, brokers are precluded from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Brokers cannot vote on Proposals 1 and 2 without instructions from the beneficial owners. If you are a beneficial owner and do not instruct your broker how to vote on the election of directors, your broker will not vote for you. Broker non-votes will not affect the outcome of the vote on Proposal 1 as long as a quorum is present.  Broker non-votes will not have an effect on Proposal 2 as long as a majority of the shares represented and voting at the meeting cast their votes in favor of this proposal.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Even if you voted by telephone or on the Internet or if you signed and delivered the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote any time before it is exercised by giving written notice to the Corporate Secretary specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or by timely delivery of a valid, later-dated proxy or by voting in person by ballot at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It generally means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy cards and voting instruction cards you receive.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend.

What do I need to be admitted to the Annual Meeting?

In order to be admitted to the Annual Meeting, a stockholder must present an admission ticket or proof of ownership of QAD stock on the record date. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and an admission ticket.
An admission ticket is attached to the bottom of the proxy card. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If you do not bring an admission ticket, proof of ownership of QAD stock on the record date will be needed to be admitted. If your shares are held in the name of a Nominee, a brokerage statement or letter from a Nominee is an example of proof of ownership.

How do I vote?

You may vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m. Eastern Daylight Time, on June 10, 2014.

Vote on the Internet. If you have Internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone. You can vote by telephone by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail. You may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail. If you sign and return your proxy card or voting instruction card, but do not give voting instructions, the shares represented by that proxy card or voting instruction card will be voted as recommended by the Board of Directors.

Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a Nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

All shares entitled to vote and voted electronically, telephonically or represented by the proxy cards received, dated, signed and not revoked, will be voted at the Annual Meeting in accordance with their instructions.

Who pays for the solicitation of proxies?

QAD will bear the expense of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request Nominees who hold shares of common stock in their names to furnish proxy material to beneficial owners of the shares. We will reimburse such Nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Are there any other matters to be voted on at the Annual Meeting that are not included in the proxy?

We are not currently aware of any other business to be acted upon at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, your proxy will have the right, in his or her discretion, to vote or act on those matters according to the proxy's best judgment.

Adjournment may be approved by the holders of shares representing a majority of votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

Exemptions for a Controlled Company Election

The NASDAQ Stock Market has established specific exemptions from its listing standards for controlled companies, i.e., companies of which more than 50% of the voting power is held by an individual, a group or another entity. QAD is a controlled company by virtue of the fact that Ms. Pamela M. Lopker, President and Chairman of the Board, and Mr. Karl F. Lopker, Chief Executive Officer ("CEO") and Director, jointly control a majority interest in the stock of the Company. Please see "Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners" beginning on page 14 of this proxy statement for additional information.

The Company has elected to rely upon certain of the exemptions provided in the rules for a controlled company. Specifically, the Company will rely on exceptions to the requirements that listed companies (i) have a majority of independent directors or a compensation committee comprised solely of independent directors, (ii) select, or recommend for the Board's selection, director nominees by a majority of independent directors or a nominating committee comprised solely of independent directors, (iii) determine officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors and (iv) satisfy certain responsibilities of the compensation committee prior to retaining or receiving advice from a compensation consultant, legal counsel or other advisor to the compensation committee. Notwithstanding the fact that the Company is a controlled company, QAD's current practices include (i) having a majority of independent directors, (ii) selecting director nominees by the full Board of Directors and (iii) determining officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.

Annual Report

We have enclosed a copy of our 2014 Annual Report on Form 10-K with this proxy statement. If you would like an additional copy, we will send you one without charge. Please call 805-566-5139 or write to request a copy:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Investor Relations

The Annual Report on Form 10-K and this proxy statement are available in the Investor Relations section of the QAD Internet site at www.qad.com. The SEC also maintains an Internet site at http://www.sec.gov that contains all SEC filings made by QAD.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect five directors to hold office until our next Annual Meeting of Stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director's earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted by the proxy holders for such substitute nominee designated by our Board of Directors. We are not aware that any of the nominees will be unable or unwilling to serve as director.

Directors

The following incumbent directors are being nominated for re-election to the Board: Karl F. Lopker, Pamela M. Lopker, Scott J. Adelson,  Lee D. Roberts and Peter R. van Cuylenburg. Please see "Information Concerning the Nominees for Election" beginning on page 6 of this proxy statement for information concerning each of our incumbent directors standing for re-election.  Thomas J. O’Malia, an incumbent director, has chosen not to stand for re-election to the Board of Directors citing other commitments on his schedule.  Mr. O’Malia has served QAD as a member of the Board of Directors since August 2006.

Required Vote

Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee's total. If you do not vote for a particular nominee or indicate that you "WITHHOLD AUTHORITY" to vote for a particular nominee, your withholding will have no effect on the election of directors.

The Board of Directors recommends a vote FOR the election of the nominated directors.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to hold an advisory vote of our stockholders at least once every three years to approve the compensation of our Named Executives.  Consistent with the advisory vote of stockholders at our 2013 Annual Meeting, our Board of Directors has chosen to hold this vote annually.  This vote is not intended to address any specific item of compensation or Named Executive, but rather the overall compensation of all of our Named Executives and the compensation philosophy, policies and practices described in this proxy statement. QAD discloses those items in the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement beginning on page 15.

As described in the “Compensation Discussion and Analysis,” we design our executive compensation programs to attract and retain highly-talented and productive Named Executives; align the interests of the Named Executives with the interests of the stockholders; provide incentives for the Named Executives to achieve strategic and financial goals; and reward the Named Executives for performance that enhances stockholder value. A meaningful portion of our Named Executives’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term stockholder value. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

As an advisory vote, this proposal is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

We ask you to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executives, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Board of Directors recommends a vote FOR the approval, on a non-binding, advisory basis, of the resolution set forth above relating to the compensation paid to our Named Executives.

Other Business

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ELECTION OF DIRECTORS

Nominees for Director

There are five nominees for election to the Board of Directors at the Annual Meeting. Valid proxies received will be voted, unless contrary instructions are given, to elect the nominees named in the following table. Should any nominee decline or be unable to accept the nomination to serve as director, an event that we do not currently anticipate, your proxy will have the right, in his or her discretion, to vote for a substitute nominee designated by the Board of Directors, to the extent consistent with the QAD Certificate of Incorporation and its Bylaws. If elected, the nominees will hold office until the next Annual Meeting of stockholders and until their successors are elected and qualified.

The Board oversees the business, assets, affairs, performance and financial integrity of the Company. Three of the five director nominees are independent as defined under the rules and regulations of the NASDAQ Market System and two are members of management.

The Board believes that each director nominee possesses the qualities and experience required for membership on the Board. The Board seeks out, and the Board is comprised of, individuals whose background and experience complement other Board members. The nominees for election to the Board, together with biographical information furnished by each of them, are set forth below. Other than Karl F. Lopker and Pamela M. Lopker, who are married to each other, there are no family relationships among executive officers and directors of the Company. All nominees have been directors since last year's Annual Meeting.

Nominee for Director to Hold Office Until 2015	Age	Director Since	Position with the Company	Current Standing Committees
Karl F. Lopker	62	1981	Chief Executive Officer, Director	None
Pamela M. Lopker	59	1981	President, Chairman of the Board	None
Scott J. Adelson	53	2006	Director	Compensation
Lee D. Roberts	61	2008	Director	Audit, Compensation (Chairman), Governance
Peter R. van Cuylenburg	66	1997	Director	Audit (Chairman), Compensation, Governance (Chairman)

Information Concerning the Nominees for Election

Karl F. Lopker. Chief Executive Officer of QAD Inc. Mr. Lopker has served as CEO and as a director of the Company since joining QAD in 1981. Previously, he founded Deckers Outdoor Corporation in 1973 and was its President until 1981. Mr. Lopker is certified in Production and Inventory Management by the American Production and Inventory Control Society. He received a Bachelor of Science degree in Electrical Engineering from the University of California, Santa Barbara. Mr. Lopker is married to Pamela M. Lopker, Chairman of the Board and President of QAD. The Board nominated Mr. Lopker to serve as a director based on his industry expertise, knowledge of QAD's customer base, strategic counsel and extensive history with QAD. His in-depth knowledge of the Company, its industry and its customers assists the Board in overseeing management and is important to the Board's oversight of strategy and risk management. Mr. Lopker also brings strong leadership skills and complex business operational experience to the Board by virtue of his over thirty years of experience as CEO.

 Pamela M. Lopker. Chairman of the Board and President of QAD Inc. Ms. Lopker founded QAD in 1979 and has been Chairman of the Board and President since the Company's incorporation in 1981. Prior to founding QAD, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. She is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California, Santa Barbara. She is married to Karl F. Lopker, Chief Executive Officer of QAD. The Board nominated Ms. Lopker to serve as a director because she is the founder and visionary for the Company, with over thirty years of enterprise software company experience, extensive software industry expertise and a deep understanding of the Company's products, customers, industry and global operational issues. Her history with, and knowledge of, QAD combined with her unique skills is important to the Board's oversight of long-term strategy and provides the Board with a deep understanding of the Company's business and operations.

Scott J. Adelson has been a director of the Company since April 2006. He is a member of Houlihan Lokey’s Board of Directors and has been Co-President of Houlihan Lokey since April 2013, Global Co-head of Corporate Finance for Houlihan Lokey since 1999 and with the firm since 1987. Mr. Adelson has written and commentated extensively on a number of corporate finance and securities valuation subjects for various business publications. He has served on the board of directors of MPA (Motorcar Parts and Accessories) since April 2008. Mr. Adelson is also an active board member of various middle-market businesses as well as prominent non-profit organizations, such as the Lloyd Greif Center for Entrepreneurial Studies and the Board of Leaders at the University of Southern California, Marshall School of Business. The Board nominated Mr. Adelson to serve as a director because of his experience in advising hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions and capital structure, which, combined with his experience on the boards of directors of other companies, provides insight to the Board on strategic and financial issues.

Lee D. Roberts has been a director of the Company since January 2008 and currently serves as Chairman of the Compensation Committee. Mr. Roberts is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, Mr. Roberts was general manager and vice president for Document Content and Business Process Management at IBM Corporation.  Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its chairman and CEO from 2000 to 2006, its president and CEO from 1998 to 2000 and its president and chief operating officer from 1997 to 1998.  Prior to FileNET, Mr. Roberts spent twenty years at IBM where he held numerous senior management, sales and marketing roles.  Mr. Roberts currently serves on the boards of Unisys Corporation, where he is chairman of the Compensation Committee, Compuware Corporation and two private companies. The Board nominated Mr. Roberts to serve as a director because of his extensive executive management experience which enables him to provide strategic counsel important to the Board in its oversight of management.  Also, Mr. Robert's financial expertise brings an understanding of strategy, finance, and mergers and acquisitions that is an important aspect of the makeup of our Board of Directors.

Peter R. van Cuylenburg, Ph.D. has been a director of the Company since November 1997 and currently serves as Lead Director and Chairman of the Audit Committee and the Governance Committee. From the beginning of 2000 until the present time, Dr. van Cuylenburg has practiced as an independent advisor to several high-technology companies, involving a variety of concurrent Board memberships listed below and a part-time role as a General Partner in a venture capital fund. He is presently a Director of Verimatrix, Inc. a privately-held company (since June 2006) and a General Partner in Crescendo Ventures (since December 2004). Previously Dr. van Cuylenburg was President and Chief Operating Officer of InterTrust Technologies Corporation from October 1999 to December 1999 and advisor to its Chairman from December 1999 to December 2000. Dr. van Cuylenburg served as President of Quantum Corporation's DLTtape and Storage Systems Group (DSS) from September 1996 to October 1999. Past board memberships include: ARC International plc (LSE:ARK), Transitive Technologies Ltd., JNI Inc (JNIC), Peregrine Systems Inc. (PRGNQ), ClearSpeed Technologies Group plc, SealedMedia Ltd., Anadigm Ltd., Elixent Ltd., Mitel Corporation (MLT), Dynatech Corporation, NeXT Computer, Inc., and Cable and Wireless plc. Dr. van Cuylenburg's career includes executive posts at Xerox Corporation, NeXT Computer, Inc., Cable and Wireless plc., and Texas Instruments. The Board nominated Dr. van Cuylenburg to serve as a director of the Company because of his experience over the past 25 years as a Chairman, CEO, President and EVP of various high technology companies. His leadership skills, experience with strategic, operational and financial issues, and service on the boards of a variety of public companies, including various audit, compensation and governance committees, is important to the Board's oversight of strategy, risk management, compensation and corporate governance practices.

EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our executive officers, except for biographical information regarding Karl F. Lopker and Pamela M. Lopker which is provided above under the heading "Information Concerning the Nominees for Election."

Daniel Lender was first appointed Executive Vice President and Chief Financial Officer in July 2003. Previously, he served as QAD's Vice President of Global Sales Operations and Vice President of Latin America. Mr. Lender joined QAD in 1998 as Treasurer following a nine-year tenure with the former Republic National Bank of New York, last serving as Vice President and Treasurer of the Bank's Delaware subsidiary. He earned a master of business administration degree from the Wharton School of the University of Pennsylvania and a bachelor of science degree in applied economics and business management from Cornell University.

Gordon Fleming has served as Executive Vice President and Chief Marketing Officer since December 2006. Previously, he served QAD in a number of roles including Vice President of Vertical Marketing and Managing Director of QAD Australia Pty. Ltd. Mr. Fleming joined QAD as a Sales Manager in July 1995, working in the Australian subsidiary. Mr. Fleming began his career as a telecommunications engineer working in both the United Kingdom and Nigeria. Later Mr. Fleming moved into corporate finance holding sales and marketing roles with Barclays plc and Schroders plc. Mr. Fleming is a Member of the Institute of Electrical and Electronic Engineers (IEEE) and studied at Worthing College of Technology, UK.

Kara L. Bellamy, Senior Vice President, Corporate Controller and Chief Accounting Officer joined the Company in July 2004.  Ms. Bellamy also served as the QAD’s Director of Finance for the Americas and Assistant Controller prior to her current position.  Before joining QAD, Ms. Bellamy was Corporate Controller of Somera Communications, Inc. from 2002 through 2004. Ms. Bellamy worked at the public accounting firm of Ernst & Young from 1997 to 2002. She is a Certified Public Accountant (Inactive) and received a bachelor of arts degree in business economics with an accounting emphasis from the University of California, Santa Barbara.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Our Board of Directors currently has five members to be elected at the 2014 Annual Meeting and one vacancy. All directors are elected annually for a term that expires at the subsequent Annual Meeting and until their successors are elected and qualified.

Director Independence

Four current directors, Mr. Adelson, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg, are non-management directors and are each an "independent" director as defined under Rule 5605 of the NASDAQ Stock Market listing standards. Three current directors, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg have each been designated by the Board of Directors as Audit Committee "financial experts." Dr. van Cuylenburg has been elected by the independent directors as Lead Director. Two directors are management directors, Mr. Lopker, CEO, and Ms. Lopker, President and Chairman of the Board.

If stockholders or other interested parties wish to communicate with the full Board, the independent directors as a group or any individual director, they may write to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary or email to directors@qad.com. Further information on how to contact our Board is available through our investor relations Internet site at www.qad.com, under "Investor Relations — Corporate Governance."

Board Leadership Structure

The Board believes that Mr. Lopker is best suited to serve as the Company’s CEO and Ms. Lopker is best suited to serve as the President and Chairman of the Board because of their extensive knowledge of the Company's business, industry and customers, and they are thus most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that having Mr. Lopker in the role of CEO and Ms. Lopker in the role of President and Chairman promotes strategic development and execution, and fosters greater communication between management and the Board, which are essential to effective governance.

Key responsibilities of the Board include developing strategic direction and holding management accountable for the execution of strategy once it is developed. The Board believes that having Mr. Lopker in the role of CEO and Ms. Lopker as President and Chairman, together with an independent lead director having the duties described below, is in the best interest of the Company's stockholders because this arrangement provides the appropriate balance between strategic development and oversight of management.

Lead Director

Dr. van Cuylenburg continues to serve as the independent lead director for all meetings of the non-management directors held in executive session. He was first elected lead director in April 2008. The role of the independent lead director is, among other things, to establish agendas for such executive sessions in consultation with the other directors; to serve as a liaison between the independent directors and the Chairman and the CEO in matters relating to the Board as a whole (although all independent directors are encouraged to freely communicate with the Chairman, the CEO and other members of management at any time); to review meeting schedules to help ensure there is sufficient time for the discussion of all agenda items; and to call meetings of the independent directors as appropriate.

Executive Sessions

The independent directors of the Board are scheduled to meet in executive session, without the Chairman or the CEO present, at every regularly scheduled Board meeting and at additional times as appropriate. They met in executive session on five occasions during fiscal year 2014.

Board of Directors Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our President, CEO and other officers and members of management, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. During fiscal year 2014, the Board of Directors held four regularly scheduled meetings and acted by unanimous written consent on three occasions. All current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the standing committees of which each director was a member during fiscal year 2014. The Company encourages and expects all members of the Board to attend the Company's Annual Meeting of Stockholders. All directors were in attendance at the 2013 Annual Meeting.

Standing Committee Meetings

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. For fiscal year 2014, there were three standing committees: Audit, Compensation and Governance.

Standing Committee Membership (* Indicates Chair)

Audit Committee	Compensation Committee	Governance Committee
Thomas J. O’Malia (1)	Scott J. Adelson	Thomas J. O'Malia (1)
Lee D. Roberts	Thomas J. O’Malia (1)	Lee D. Roberts
Peter R. van Cuylenburg*	Lee D. Roberts*	Peter R. van Cuylenburg*
Peter R. van Cuylenburg

(1)	Mr. O’Malia has chosen not to stand for re-election.

The functions performed by these committees are summarized below.

Audit Committee

The Audit Committee assists the Board in its oversight of management's fulfillment of its financial reporting and disclosure responsibilities, and its maintenance of an appropriate internal control system. It also appoints the registered public accounting firm to serve as the Company's independent auditor and oversees the activities of the Company's internal audit function and compliance function. The current Audit Committee members are Dr. van Cuylenburg, Mr. O’Malia and Mr. Roberts.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements and internal control over financial reporting of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Audit Committee's specific responsibilities are delineated in the Audit Committee Charter. The Audit Committee met five times during fiscal year 2014, including meetings to review and discuss each quarterly earnings release prior to its announcement.

Audit Committee Independence and Financial Literacy

All members of the Audit Committee are independent directors. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee, qualifies as an "audit committee financial expert" as that term is defined in the requirements of the Sarbanes-Oxley Act and meets the independence and financial literacy requirements of the NASDAQ Stock Market.

Compensation Committee

The current Compensation Committee members are Mr. Roberts, Mr. Adelson, Mr. O’Malia and Dr. van Cuylenburg, each of whom is "independent" as the term is defined in Rule 5605 of the NASDAQ Stock Market listing standards.

The primary responsibilities of the Compensation Committee are to:

•	establish and review the general compensation policies applicable to the Chief Executive Officer, Chief Financial Officer, President and other executive officers;

•	review and approve the level of compensation for the executive officers;

•	review and advise the Board concerning the performance of the executive officers;

•	review and advise the Board concerning compensation practices and trends in order to assess the adequacy and competitiveness of the QAD executive compensation programs among comparable companies in the Company's industry;

•	ensure that senior executive incentive plans are administered in a manner consistent with the Company's compensation strategy;

•	administer the stock compensation programs; and

•	review and recommend employment agreements for management and severance arrangements for senior executive officers.

The Compensation Committee's role includes producing the report on executive compensation. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter. The Compensation Committee held four regularly scheduled meetings during fiscal year 2014

Compensation Committee Interlocks and Insider Participation

None of QAD's executive officers currently serves as a director or member of the compensation committee, or of any other committee, of any board of directors of any other entity.

Governance Committee

The current members of the Governance Committee are Dr. van Cuylenburg, Mr. O’Malia and Mr. Roberts. The Governance Committee is responsible for the administration of the Company's Code of Business Conduct, continuing Board education and the annual review of the Company's compliance with NASDAQ governance standards of the NASDAQ Stock Market. QAD's Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of QAD's key business strategies, people development programs emphasizing "pay for performance" and the highest business standards. QAD's Board has been at the center of these key strategies, helping to design and implement them and seeing that they guide the Company's operations.  The specific responsibilities of the Governance Committee are described in the Governance Committee Charter.  The Governance Committee met once during fiscal year 2014.

Nominating Procedures

The Board does not have a formal nominating committee. QAD is a "controlled company" as such term is used in the NASDAQ Stock Market rules and, accordingly, is exempted from certain regulations pertaining to the director nomination process. Please see "Exemptions for a Controlled Company Election" on page 4 of this proxy statement. The Board has determined that director nominees who are not currently serving as directors be recommended for the Board's selection by a designated committee of one or more directors. These directors do not operate under a charter, but meet as appropriate to recommend nominees to the Board for service on the Company's Board of Directors and to recommend to the Board such persons to fill any vacancy that may arise between Annual Meetings of the Stockholders. The directors nominated for election identified in this proxy statement were nominated unanimously by the full Board.

When evaluating potential director nominees, the committee designated by the Board considers the listing requirements of the NASDAQ Stock Market as well as a potential nominee's personal and professional integrity, experience in corporate management, time available for service, experience in the Company's industry, global business and social perspective, experience as a board member of another publicly-held company, ability to make independent analytical inquiries and practical business judgment. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's business. After potential nominees are evaluated, the committee designated by the Board makes recommendations regarding nominations to the Board. The committee may retain, at the Company's expense, any independent search firm, experts or advisors that it believes are appropriate in connection with the nomination process.

The policy of the Board is to have the Board consider properly submitted stockholder recommendations for candidates for membership to the Board. In evaluating nominees recommended by stockholders, the Board will utilize the same criteria used for nominees initially proposed by the Board members. If a stockholder wishes to nominate directors for election to the Board at next year's Annual Meeting, such nominations must comply with Section 2.7 of our bylaws and be submitted in writing to the following address:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Corporate Secretary

Charters for Board Committees

Each of the Audit Committee, the Compensation Committee and the Governance Committee has a committee charter. The committee charters describe the purpose, responsibilities, structure and operations of each committee. Copies of the committee charters are available on the Company's Internet site at www.qad.com, under "Investor Relations — Corporate Governance."

Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company's risks. The Board regularly reviews the Company's operations and the associated risks.

•	The Audit Committee is responsible for overseeing general risk management. It periodically reports to the Board regarding briefings provided by management as well as the Audit Committee's own analysis and conclusions regarding the adequacy of the Company's risk management processes, including adequacy of the system of internal controls.

•	The Compensation Committee is responsible for overseeing the management of risks arising from the Company's compensation policies and practices. The Compensation Committee has determined that compensation policies and practices for the Company's employees are not reasonably likely to have a material adverse effect on the Company.

Both committees rely on management to be responsible for day-to-day risk management, including the monitoring of material risks facing the Company, such as strategic risks, operational risks, financial risks and legal and compliance risks. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company's corporate strategy and day-to-day business operations. With the input of the Company’s executive officers, the Board also works to assess and analyze the most likely areas of future risk for the Company.

Code of Business Conduct and Code of Ethics

The Board sponsors the Company's "Code of Business Conduct," (the "Code of Business Conduct"), which promotes the highest ethical standards in all of the Company's business dealings. The Code of Business Conduct applies to the Company's directors and employees, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Board has also adopted a "Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc." (the "Code of Ethics") in order to satisfy the SEC's requirements for a code of ethics for senior financial officers. The Code of Business Conduct and the Code of Ethics are available on the Company's Internet site at www.qad.com, under "Investor Relations — Corporate Governance."

Management's Compliance Committee

Management has established a Compliance Committee composed of certain executive and non-executive officers to oversee the Company's compliance with its obligations related to certification of appropriate disclosure controls and internal controls over financial reporting. The Compliance Committee administers a set of procedures to oversee such compliance, including a requirement that certain members of management sign certifications each fiscal quarter that, to their knowledge, the operations within their span of control are fairly presented and appropriate internal controls are in place to ensure the accuracy of such results. The Compliance Committee typically meets at least twice quarterly and may meet more often if needed.  In fiscal year 2014, the Compliance Committee met eight times, and has reported its findings to the Audit Committee in each quarter of fiscal year 2014.

 Employee Complaint Procedure and Code of Ethics

With oversight from the Audit Committee, the Company has established procedures to receive, retain and address employee complaints communicated to QAD. These procedures include a confidential hotline to answer employees' ethics questions and to report employees' ethical concerns and incidents including, without limitation, concerns about (i) accounting, internal controls or auditing matters and (ii) legal and regulatory compliance matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.
The Board has approved, and the Company has adopted, the "Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.," a copy of which is available on the Investor Relations section on the Company's Internet site at www.qad.com.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters and our Code of Business Conduct and Code of Ethics, visit our investor relations Internet site at www.qad.com, under "Investor Relations — Corporate Governance." Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to QAD Inc., 100 Innovation Place, Santa Barbara CA 93108, Attention: Investor Relations or email to investor@qad.com.

DIRECTOR COMPENSATION

Director Compensation Overview

Our directors play a critical role in guiding QAD's strategic direction and overseeing the management of the Company. We seek to attract and retain highly qualified directors who have sufficient time to attend to their considerable duties and responsibilities as directors of the Company. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors' continued performance by paying compensation commensurate with our directors' workload. While our employee directors are not separately compensated for being on the Board, our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Annual cash retainers and equity grants to the non-employee directors are intended to correlate with the responsibilities of each such director.

Non-Employee Director Cash Retainer and Meeting Fees

For fiscal year 2014, each of our non-employee directors received the applicable retainers and fees set forth below for serving as a chair or a member of one or more of the standing committees of the Board.

Standing Committee Fees 2/1/13 to 1/31/14 ($)

Annual Board Member Retainer	40,000
Lead Director Supplemental Retainer	20,000
Annual Committee Member Retainer:
Audit Committee	10,000
Compensation Committee	7,500
Governance Committee	—
Annual Committee Chair Retainer:
Audit Committee	15,000
Compensation Committee	10,000
Governance Committee	—
Fee per Board Meeting:
In person per meeting	2,000
By telephone per meeting	1,000
Fee per Committee Meeting:
Audit Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000
Compensation Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000
Governance Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000

A Board member receives $2,000 for each Board and committee meeting attended in person and $1,000 for each such meeting attended via telephone.  However, separate fees do not apply to any committee meetings held in conjunction with a regularly scheduled Board meeting or another committee meeting. From time to time, the Board forms special ad hoc committees to perform various functions on behalf of the Board. At times, fees may be paid for services on such committees. For fiscal year 2014, additional fees earned by non-employee directors related to special ad hoc committee services ranged from $18,500 to $20,000.  Directors are also reimbursed for direct expenses related to their activities as members of the Board of Directors.

Non-Employee Director Equity Compensation

The Board of Directors has approved an equity compensation plan for the non-employee Board members that provides for the following equity compensation:

•	For each non-employee Board member that has served over one year on the Board, an annual grant of 4,000 shares of Class A common stock that is fully vested on the date of grant with a grant date of the date of the Annual Meeting of Stockholders.

•	For each new non-employee Board member, a one-time grant of 6,000 shares of Class A common stock that is fully vested on the date of grant with a grant date on or about the date of such Board member’s appointment to the Board.

•	For each new non-employee Board member, a one-time grant of a pro-rata portion of the annual grant of 4,000 shares of Class A common stock, based upon such Board member’s time of service on the Board since the date of appointment through the date of the first Annual Meeting of Stockholders following such Board member’s appointment. Such grant shall be fully vested on the date of grant with a grant date of the date of the first Annual Meeting of Stockholders following such Board member’s appointment.

The Board applies stock ownership guidelines to non-employee directors to further align the interests of the non-employee directors with the interests of the Company’s stockholders.  The guidelines stipulate that each non-employee Board member should own at least $30,000 in Company stock per year served on the Board, up to a maximum requirement of $150,000 in Company stock, measured on an annual basis as of the date of the annual stockholder meeting, based on serving from June 2011 or a director’s start date, if later.  Stock appreciation rights (“SARs”), options and unvested restricted stock units (“RSUs”) are not be included in determining whether a Board member meets the ownership guidelines.

The table below sets forth information concerning the compensation of our non-employee Board members for fiscal year 2014.

Non-Employee Director Compensation for Fiscal Year 2014

	Fees Earned or Paid in Cash	Stock Awards	Option/ SAR Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)(1)	($)	($)	($)	($)	($)
Scott J. Adelson	76,500	47,240	—	—	—	—	123,740
Thomas J. O'Malia	88,000	47,240	—	—	—	—	135,240
Lee D. Roberts	92,000	47,240	—	—	—	—	139,240
Peter R. van Cuylenburg	115,500	47,240	—	—	—	—	162,740

(1)	The amounts in this column represent the aggregate grant date fair value of stock awards granted during fiscal year 2014 presented as calculated in accordance with FASB ASC Topic 718. Valuations of these equity awards are based on the stock price at date of grant and the expense is recognized immediately. These amounts do not correspond to the actual value that will be realized upon the sale of the common stock underlying such awards.

Non-Employee Director Outstanding Equity Awards at 2014 Fiscal Year-End

The following table contains information concerning outstanding options and SARs for each of the non-employee directors as of January 31, 2014.

	Option/SAR Awards
	Number of Securities Underlying Unexercised Awards That Have Vested (1)	Number of Securities Underlying Unexercised Awards That Have Not Vested	Grant Date Fair Value Per Unit (2)
Scott J. Adelson	15,000	—	$8.19
Thomas J. O’Malia	15,000	—	$7.77
Lee D. Roberts	—	—	$—
Peter R. van Cuylenburg	7,500	—	$7.51

(1)	Of Mr. Adelson’s total of 15,000 vested option awards outstanding, 12,000 are for Class A common stock and 3,000 are for Class B common stock. Of Mr. O’Malia’s total of 15,000 vested SAR awards outstanding, 12,000 are for Class A common stock and 3,000 are for Class B common stock. Of Dr. van Cuylenburg’s total of 7,500 vested SAR awards outstanding, 6,000 are for Class A common stock and 1,500 are for Class B common stock.

(2)	The amounts in this column represent the grant date fair value per unit of equity awards as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these equity awards are set forth in Note 13, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 14, 2014. These amounts do not correspond to the actual value that will be realized by the directors upon the exercise of stock options or SARs, or the sale of the common stock underlying such awards.

STOCK OWNERSHIP AND EQUITY COMPENSATION PLAN INFORMATION

Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the number of shares of QAD common stock beneficially owned on the record date, April 14, 2014, by each executive named in the Summary Compensation Table on page 24 and each non-employee director. The table also shows any person known to the Company to be the beneficial owner of more than five percent of the Company's common stock as of March 31, 2014. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, SARs, RSUs, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following April 14, 2014, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the beneficial owner's name.

Ms. Lopker and Mr. Lopker hold the following: 6,788,464 Class A and 1,730,307 Class B shares held jointly in the Lopker Living Trust, 314,324 Class A and 77,833 Class B shares held in trust for their children, 5,084 Class A and 1,247 Class B shares held in the Lopker Family 1997 Charitable Remainder Trust of which Ms. Lopker and Mr. Lopker act as joint trustees, and 330,140 Class A and 19,828 Class B shares held by the Lopker Family Foundation. Ms. Lopker and Mr. Lopker are members of the Board of Directors of the Lopker Family Foundation and officers of the aforementioned Charitable Trust. Ms. Lopker holds 4,193 Class A and 1,028 Class B shares in an IRA account. Mr. Lopker holds 92,575 Class A and 28,548 Class B shares in his name only and Ms. Lopker holds 88,235 Class A and 27,485 Class B shares in her name only. The business address for Ms. Lopker and Mr. Lopker is: c/o QAD Inc., 100 Innovation Place, Santa Barbara, California, 93108.  Ms. Lopker and Mr. Lopker disclaim beneficial ownership of any of the foregoing shares in which they have no pecuniary interest.

The holdings for Nantahala Capital Management, LLC ("Nantahala") are based on a Form 13G/A filed with the SEC on February 14, 2014 showing shares owned as of December 31, 2013. The address for Nantahala is 19 Old Kings Highway South, Suite 200, Darien, CT 06820.

The holdings for Palogic Value Management, L.P. ("Palogic") are based on a Form 4 filed with the SEC on February 21, 2014 showing shares owned as of February 19, 2014. The address for Palogic is 5310 Harvest Hill Road, Suite 110, Dallas, Texas 75230.

	Class A			Class B
Beneficial Owner	Shares Owned	Options/SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding	Shares Owned	Options/SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding
Pamela M. and Karl F. Lopker (1)	7,623,015	750,000	62.38%	1,886,276	120,000	60.89%
Scott J. Adelson	28,258	—	0.22%	6,267	—	0.20%
Thomas J. O'Malia	20,746	—	0.16%	331	—	0.01%
Lee D. Roberts	12,156	—	0.10%	2,368	—	0.07%
Peter R. van Cuylenburg	14,181	—	0.11%	280	—	0.01%
Daniel Lender	106,144	23,750	1.02%	8,046	1,250	0.29%
Gordon Fleming	12,212	26,474	0.30%	2,526	3,838	0.20%
Kara L. Bellamy	6,798	15,675	0.18%	1,862	150	0.06%
All Executive Officers and Directors as a Group	7,823,510	815,899	64.05%	1,907,956	125,238	61.61%
Nantahala Capital Management, LLC	113,484	—	0.90%	174,310	—	5.49%
Palogic Value Management, L.P.	67,260	—	0.53%	335,463	—	10.57%

(1)	539,375 shares of Class A common stock are pledged by the Lopkers as collateral at Barclays Bank.

Equity Compensation Plan Information

Information as of January 31, 2014 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	3,272,479	(1)	$11.19	(2)	2,065,076
Equity compensation plans not approved by stockholders	—		—		—
Total	3,272,479		$11.19		2,065,076

(1)	Includes 2,841,924 shares issuable upon the exercise of outstanding stock options or shares subject to SARs and 430,555 shares issuable upon vesting of outstanding RSUs.

(2)	The weighted-average exercise price does not include outstanding RSUs.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference into such filing.

The Board of Directors has established a Compensation Committee of four independent directors to assist in the oversight and governance of compensation for the Named Executives.  The Compensation Committee has the duties and powers as described in its written charter as adopted by the Board and available on the Company’s website.  The members of the Compensation Committee are Dr. van Cuylenburg, Mr. Adelson, Mr. O’Malia and Mr. Roberts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with QAD’s management as required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2014 filed with the SEC on April 14, 2014.

Submitted by:	Lee D. Roberts, Chairman
Scott J. Adelson
Thomas J. O’Malia
Peter R. van Cuylenburg

COMPENSATION DISCUSSION AND ANALYSIS

 Executive Summary

QAD’s executive compensation program applies to the following named executive officers (“Named Executives”):

Karl F. Lopker	Chief Executive Officer
Pamela M. Lopker	President
Daniel Lender	EVP and Chief Financial Officer
Gordon Fleming	EVP and Chief Marketing Officer
Kara L. Bellamy	SVP and Chief Accounting Officer

The compensation objectives for QAD’s Named Executives are to:

•	attract and retain highly talented and productive executives;
•	align the interests of the Named Executives with the interests of the stockholders;
•	provide incentives for the Named Executives to achieve strategic and financial goals; and
•	reward the Named Executives for performance that enhances stockholder value.

When making compensation decisions, the Compensation Committee considers the elements of base salary (“Base Salary”), short-term cash incentives (“Cash Bonus”) and long-term equity awards in the form of RSUs and/or SARs (“Equity Awards”) collectively in order to determine the total compensation for each Named Executive. Base Salary is the only fixed element and provides baseline compensation for the Named Executives.  The Compensation Committee sets compensation for the Named Executives so their individual components as well as their total compensation packages are within the market range for their individual positions and are internally consistent with the compensation packages of other executives relative to their positions in the Company. The Compensation Committee focuses the Named Executives on achieving superior annual and long-term performance by structuring their compensation mix so that a substantial part of their potential compensation is tied to achieving positive returns for our stockholders.

•	Base Salary is established at a level that is competitive with our peer companies and reflects the role, experience and performance of each Named Executive.

•	Cash Bonus focuses the Named Executives on the Company’s annual and long-term performance by linking it to (i) each Named Executive’s performance in areas subject to such Named Executive’s individual responsibility, (ii) the contributions of each Named Executive in achieving the Company’s strategic plan, and (iii) the Company’s achievement of its financial goals for the year.

•	Equity Awards focus the Named Executives on the Company’s long-term stock performance by virtue of annual vesting over a four-year period and the direct relationship between the value of the Equity Awards and the Company’s stock price.

The Compensation Committee established fiscal year 2014 compensation targets for the Named Executives based on the Company’s annual operating plan. Individual Named Executive compensation packages took into account the following factors:

•	Assessment of financial and personal results achieved, leadership demonstrated and challenges faced during fiscal year 2014 by each Named Executive;

•	Compensation history and existing equity interest for each Named Executive;

•	Relative compensation among the Named Executives and other senior executives within the Company;

•	Estimates of costs and disruption that would be incurred to hire replacements for each Named Executive;

•	Competitive market analysis and peer group data; and

•	Extra responsibilities performed by a Named Executive in his or her role with the Company compared to the standard responsibilities expected in the position.

Executive Compensation Decisions for Fiscal 2014 and Effect of Fiscal 2014 Financial Performance on Executive Compensation

The Compensation Committee established Base Salary, Cash Bonus and Equity Awards goals for each of the Named Executives at a level that, based on market data, they felt fairly compensated the Named Executives. The Company performed solidly in fiscal 2014 and Company achievements included increased revenue, solid earnings per share and continued growth in the Company’s cloud-based offerings.  Fiscal 2014 GAAP revenue was up 6.0% from fiscal 2013. Strong cash collections resulted in overachievement of the days sales outstanding (“DSO”) target, which was a significant contributor to the Company achieving 92% of its fiscal 2014 financial targets.

Executive Compensation Philosophy

Compensation of the CEO and President

QAD is a “controlled company” with a majority of the outstanding voting stock controlled by the two individuals currently holding the offices of President and CEO. Ms. Lopker is the President and the founder of QAD and Mr. Lopker is the CEO of QAD and the husband of Ms. Lopker. Together, they have been the leaders of QAD throughout its growth from a private company to a public multinational enterprise. They remain the majority stockholders and continue to provide active leadership in the strategic direction and day to day operations of the Company. The Compensation Committee has determined that due to the crossover in the roles they perform in setting the direction of the Company, determining our product strategy and interfacing with key customers, they are to be compensated equally.

Cash compensation for each of Mr. Lopker and Ms. Lopker includes a Base Salary plus a Cash Bonus incentive targeted at 100% of Base Salary. For fiscal year 2014, 70% of each of their respective Cash Bonus opportunities was based on QAD’s financial performance, weighted by the Customer Satisfaction Multiplier as described below under “Customer Satisfaction Multiplier.”  The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP, as further described below) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to the Company’s DSO goals. 21% of the Cash Bonus opportunity for financial performance was available each quarter related to quarterly results and 16% was available on an annual basis related to annual performance. The remaining 30% of their Cash Bonus opportunity was based on individual performance against the Company’s strategic plan as determined in the discretion of the Compensation Committee, weighted by the Customer Satisfaction Multiplier.

Because of their majority ownership, the Compensation Committee believes the personal motivation of Mr. Lopker and Ms. Lopker is more focused on equity rather than cash. The Compensation Committee further believes that this focus on equity is a positive factor because it more closely aligns the interests of Mr. Lopker and Ms. Lopker with the interests of other stockholders. Therefore, when determining the compensation mix for Mr. Lopker and Ms. Lopker, the Compensation Committee places greater emphasis on the equity portion of their total compensation package as compared to the other Named Executives.

  Compensation of Other Named Executives

The other Named Executives include Mr. Lender, Mr. Fleming and Ms. Bellamy. Cash compensation for these other Named Executives includes a Base Salary plus a Cash Bonus incentive which is intended to ensure a strong connection between the Named Executive’s compensation and operating results. Mr. Lender had a Cash Bonus opportunity at target equal to 60% of Base Salary, Mr. Fleming had a Cash Bonus opportunity at target equal to 52% of Base Salary and Ms. Bellamy had a Cash Bonus opportunity at target equal to 40% of Base Salary.  For fiscal year 2014, 70% of the Cash Bonus opportunity of each of the other Named Executives was based on QAD’s financial performance, weighted by the Customer Satisfaction Multiplier.  The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to the Company’s DSO goals. 21% of the Cash Bonus opportunity for financial performance was available each quarter related to quarterly results and 16% was available on an annual basis related to annual performance.

For fiscal year 2014, the remaining 30% of the Cash Bonus of each of the other Named Executives was based on their individual performance against the Company’s strategic plan within the individual Named Executive’s area of responsibility, weighted by the Customer Satisfaction Multiplier. The Compensation Committee exercised its discretion in determining the individual performance of each of the Named Executives, which may have been supplemented by additional matters addressed by a Named Executive during the course of the year that were not part of the initial strategic plan.

Equity Awards are used as long-term incentives for the other Named Executives and are intended to align the interests of the other Named Executives with QAD’s strategic goals and the interests of stockholders.

Benchmarking of Compensation

To ensure that the compensation of the Named Executives is market competitive, pay levels for the Named Executives are benchmarked against published survey data from AON Corporation and Equilar, Inc. and the compensation practices of the Compensation Peer Group (as defined below). A review of publicly-traded companies is internally conducted each year to determine appropriate companies for possible inclusion in the Compensation Peer Group.  Equilar is used to identify candidates by reviewing proxies of technology companies that compete with QAD or have other characteristics that make them suitable for comparison with the Company, have similar revenues and employ a similar employee base population.  A list of potential candidates for inclusion in the Compensation Peer Group, along with three years of each company’s financial performance, is presented to the Compensation Committee.  The Compensation Peer Group is selected from this list by including companies that are most likely to compete against the Company in the market for executive talent. For fiscal year 2014, the Compensation Peer Group consisted of the following companies:

ACI Worldwide, Inc.	Callidus Software Inc.	Perficient, Inc.
Accelrys, Inc.	CommVault Systems, Inc.	Progress Software Corporation
Actuate Corporation	Concur Technologies, Inc.	Saba Software, Inc.
Advent Software, Inc.	Dealertrack Holdings, Inc.	SolarWinds, Inc.
American Software, Inc.	Digital River, Inc.	Synchronoss Technologies, Inc.
Aspen Technology, Inc.	Manhattan Associates, Inc.	Ultimate Software Group, Inc.
Blackbaud, Inc.	MicroStrategy Incorporated	Websense, Inc.
Bottomline Technologies (de), Inc.	Netsuite Inc.

To market check the appropriate compensation for the Named Executives, the Compensation Committee reviews points of similarity between the Company and the companies within the Compensation Peer Group based on factors such as industry segment, size when measured by market capitalization and/or revenue, growth expectations, number of employees and similar business models.  For each Named Executive, each element of their compensation mix, as well as their total direct compensation, is compared against market data. The Compensation Committee reviews the survey data and the compensation practices of the Compensation Peer Group and verifies that the compensation of each of the Named Executives is reasonable compared to compensation paid for similar positions in the Compensation Peer Group.  The Compensation Committee also compares the compensation of each of the Named Executives with data from other senior executives within the Company in order to maintain internal equity with respect to cash and equity compensation packages in effect for all senior executives.

Elements of the Executive Compensation Program

The compensation packages provided to each of the Named Executives for fiscal year 2014 consisted of three major elements: (1) Base Salary, (2) Cash Bonus and (3) Equity Awards. The Named Executives also participated in QAD’s benefits program and certain Named Executives had change in control and termination benefits commensurate with market practices.

Base Salary

QAD strives to be market competitive and to set Base Salary at a level that is appropriate for each Named Executive’s role. Merit, experience, skills and level of performance are all considered when setting Base Salary. The Chief People Officer and the CEO evaluate the Base Salary for Mr. Lender, Mr. Fleming and Ms. Bellamy, based on an internal assessment of the scope and responsibility of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, evaluates the Base Salary of the CEO and the President. A market check of Base Salary is performed by reviewing similar roles identified in a combination of Compensation Peer Group data and market surveys from AON Corporation for companies with revenue between $200 million and $500 million. The Compensation Committee is then presented with the results of the evaluations and sets each Named Executive’s Base Salary for the year at a level which the Compensation Committee believes is market competitive for such Named Executive’s position. In general, a Named Executive with less experience in a position is paid at a lower level compared to the market than a Named Executive who has been in a role for many years and has highly developed skills and performance history.

Cash Bonus

The Cash Bonus is an “at risk” variable component of the compensation mix for each Named Executive and is designed to encourage the Named Executives to contribute to meeting the Company’s financial targets and perform at a high level within their individual areas of responsibility. The Chief People Officer and the CEO evaluate the Cash Bonus amount as a percentage of Base Salary for Mr. Lender, Mr. Fleming and Ms. Bellamy, based on internal assessment of the scope and responsibility of each of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, performs a similar analysis for Mr. Lopker and Ms. Lopker. The market competitiveness of the Cash Bonus for each Named Executive is compared to similar roles identified in a combination of Compensation Peer Group data and market surveys from AON Corporation for companies with revenue between $200 million and $500 million. The Compensation Committee then sets each Named Executive’s Cash Bonus target for the year based on the evaluation presented. The Cash Bonus opportunity is weighted in favor of the achievement of QAD’s financial targets over individual performance in order to focus the Named Executives on achieving the Company’s financial targets, which the Company believes are aligned with providing stockholder value.  For fiscal year 2014, 70% of each Named Executive’s Cash Bonus opportunity was based on achievement of Company financial goals, while the other 30% was based on individual performance. The portions of the Cash Bonus achieved by measurement of financial goals and by individual performance were each multiplied by the Customer Satisfaction Multiplier.

Customer Satisfaction Multiplier

 The Cash Bonus computation for Named Executives, as well as for all other employees except certain sales personnel, includes a component that focuses our employees on providing high quality service across all areas that impact the customer by adjusting the Cash Bonus for the degree of customer satisfaction with QAD.  This component, called the Customer Satisfaction Multiplier, is applied to both the portion of the Cash Bonus that is based on QAD’s financial goals and the portion based on individual performance.  Historically, we have conducted a customer satisfaction survey twice per year with half of the customer contacts surveyed in each round.  This survey encompasses a number of questions across the Company’s business departments and we take the average of the customer scores for a final determination of the Customer Satisfaction Multiplier, which is then compared to a historical baseline that is periodically reviewed for appropriateness.  This baseline was established using historical customer survey results that represent a generally satisfied customer score.  For fiscal year 2014, 100% achievement could be achieved by performing within an acceptable range above or below this baseline.  Achievement below the bottom of the range would result in the Customer Satisfaction Multiplier being 80%.  Achievement above the top of the range would result in the Customer Satisfaction Multiplier being 120%. The customer surveys conducted during fiscal year 2014 resulted in the Company achieving scores within the range of the baseline and, as a result, the Customer Satisfaction Multiplier was 100% for the year.

Cash Bonus Results

Cash Bonus payments for achieving the Company’s financial goals are based on quarterly and annual non-GAAP targets set in the operating plan for (i) revenue performance (the “Revenue Component” which is 40% of the target payment), (ii) contribution margin (the “Contribution Component” which is 40% of the target payment) and (iii) DSO targets (the “DSO Component” which is 20% of the target payment).  We believed the overall goal was aggressive, but achievable. As an example, in fiscal year 2014, the Company achieved approximately 92% of the combined financial goals of the Cash Bonus. After application of the Customer Satisfaction Multiplier, each Named Executive earned approximately 92% of their Cash Bonus opportunity that was based on achievement of Company financial goals.

Revenue Component

•	The fiscal year 2014 quarterly and annual revenue target was established at approximately 6% growth over fiscal year 2013 revenue, measured on a non-GAAP basis.
•	90% of the target must be achieved to reach a minimum payout of 50% of the revenue component of the Cash Bonus.
•	If 100% of the target is achieved, payout is 100%.
•	The maximum payout of 300% is made if achievement is 130% of target.

Contribution Component

•	The fiscal year 2014 quarterly and annual contribution target was approximately 10% of revenue, measured on a non-GAAP basis.
•	60% of the target must be achieved to reach a minimum payout of 50% of the contribution component of the Cash Bonus.
•	If 100% of the target is achieved, payout is 100%.
•	The maximum payout of 300% is made if achievement is 160% of target.

DSO Component

•	The fiscal year 2014 quarterly DSO target was 70 days for Q1, 60 days for Q2 and Q3, and 55 days for Q4, with no annual component.
•	If achievement in number of days is no greater than 130% of target, a minimum payment of 50% is made.
•	If 100% of the target is achieved, payout is 100% of the DSO component of the Cash Bonus.
•	The maximum payout of 300% is made if achievement in number of days is 65% of target or less.

In all cases, payouts are prorated for performance between the minimum and the target and between the target and the maximum.

The major differences between non-GAAP revenue and GAAP revenue are that:

•	Non-GAAP revenue does not include travel rebill to our customers.
•	Non-GAAP revenue includes certain revenue recognition timing differences from GAAP revenue.
•	Non-GAAP revenue is decreased by fees paid to agents and support partners, whereas in the GAAP financial statements these amounts are included as expenses.
•	Non-GAAP revenue includes bookings related to QAD cloud transactions.

The major differences between non-GAAP contribution and GAAP operating income are that:

•	Non-GAAP contribution does not include expenses related to Equity Awards.
•	Non-GAAP contribution includes certain timing differences from GAAP operating income.
•	Non-GAAP contribution does not include certain amortizations, such as for acquired software and other intangibles from acquisitions.
•	Non-GAAP contribution includes implied margin on “bookings” related to QAD cloud transactions.

For fiscal year 2014, the achievement of the Company financial goals and Customer Satisfaction Multiplier was approximately:

•	Revenue Component – 92%
•	Contribution Component – 57%
•	DSO Component – 161%
•	Overall Achievement of Financial Goals – 92%
•	Customer Satisfaction Multiplier – 100%
•	Total Financial Bonus – 92%

The Compensation Committee approved Cash Bonus payments for achievement of Company financial goals as follows:

Name	Target Amount Payable Under Plan ($)	Amount Based on Achievement of Financial Goals ($)	Additional Amount Payable due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker	220,500	201,935	0	201,935
Pamela M. Lopker	220,500	201,935	0	201,935
Daniel Lender	179,928	164,779	0	164,779
Gordon Fleming	108,891	99,722	0	99,722
Kara Bellamy	66,150	60,580	0	60,580

 Cash Bonus payments for achievement of individual performance goals are generally based on the contribution of each Named Executive to the priorities set out in QAD’s strategic plan.  After fiscal year earnings are released, Named Executives are evaluated on their accomplishments for the year based on strategic goals for their individual areas of responsibility as well as material accomplishments achieved during the year that were not identified at the time strategic goals were set.  This evaluation is a subjective assessment of their accomplishments for the year in the areas for which they are responsible. QAD’s fiscal year 2014 strategic plan included initiatives in the areas of developing QAD’s cloud business, improving overall customer experience, honing product and market alignment, developing employees, and continuous operational improvement.  Each Named Executive’s individual goals were set in support of these strategic initiatives.

Mr. Lopker’s and Ms. Lopker’s individual goals related to achieving revenue and profitability targets for the Company while maintaining an appropriate cash position; completing the integration of prior acquisitions and maintaining a focus on potential future targets; continuing to develop QAD’s cloud business and achieving related growth targets; leading programs related to customer engagement, services initiatives, product and market alignment strategy, and product development; and delivering on employee and operations effectiveness initiatives.  Mr. Lopker and Ms. Lopker shared individual goals and were jointly assessed on achievement against these goals. The Compensation Committee reviewed the accomplishments of Mr. Lopker and Ms. Lopker and approved paying each of them 120% of their Cash Bonus target related to individual performance, subject to the Customer Satisfaction Multiplier of 100%.

Mr. Lender’s individual goals related to operational effectiveness initiatives, including the implementations of various internal systems; completing the operational integration of prior acquisitions and supporting potential target evaluations; maintaining and improving effective accounting, tax and financial planning, and internal controls operations; leading various continued improvement initiatives; increasing investor outreach and communicating company strategy; managing various legal department initiatives; and providing executive sponsorship to various areas of the business.  Mr. Lopker conducted a review of Mr. Lender’s accomplishments and recommended a payment of 120% of his Cash Bonus target related to individual performance, subject to the Customer Satisfaction Multiplier of 100%, which was approved by the Compensation Committee.

Mr. Fleming’s individual goals related to marketing activities related to our various vertical markets; developing and promoting effective messaging and positioning; providing executive sponsorship to various areas of the business; developing public relations programs on a global basis; improving web-marketing and social media programs; maintaining and developing sales tools; managing customer events; and leading or supporting various continuous improvement initiatives.  Mr. Lopker conducted a review of Mr. Fleming’s accomplishments and recommended a payment of 120% of his Cash Bonus target related to individual performance, subject to the Customer Satisfaction Multiplier of 100%, which was approved by the Compensation Committee.

Ms. Bellamy’s individual goals related to managing the upgrade of our internal accounting systems on a global basis; managing the accounting and reporting integration of prior acquisitions; maintaining and improving internal controls, accounting operations, and policies and procedures; developing best practice procedures and related training for various internal accounting and business processes; managing internal audit initiatives on a global basis; and managing various improvement initiatives for the global customer administration areas.  Mr. Lender conducted a review of Ms. Bellamy’s accomplishments and recommended a payment of 125% of her Cash Bonus target related to individual performance, subject to the Customer Satisfaction Multiplier of 100%, which was approved by the Compensation Committee.

For fiscal year 2014, the dollar amounts approved by the Compensation Committee as Cash Bonus payments to the Named Executives for achievement of individual performance goals were as follows:

Name	Target Amount Payable Under Plan at 100% ($)	Amount Payable Based on Achievement of Individual Goals ($)	Additional Amount Payable Due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker	94,500	113,400	0	113,400
Pamela M. Lopker	94,500	113,400	0	113,400
Daniel Lender	77,112	92,534	0	92,534
Gordon Fleming	46,667	56,001	0	56,001
Kara Bellamy	28,350	35,438	0	35,438

Discretionary Bonus

The Compensation Committee may, on occasion, award discretionary bonuses to the Named Executives.  In fiscal year 2014, no discretionary bonuses were awarded to Named Executives.

Equity Awards

Equity Awards are designed to align the interests of the Named Executives with the interests of stockholders by creating a direct link between their compensation and stockholder returns.  They are intended to direct the attention of the Named Executives to making strategic decisions and managing Company resources with the objective of increasing stockholder value.  We believe that Equity Awards also further our retention objectives by requiring Named Executives to remain with the Company over the vesting period in order to fully benefit from an Equity Award.

The Company grants Equity Awards to the Named Executives in the form of RSUs and/or SARs with respect to QAD common stock. Equity Awards may be granted with respect to either Class A common stock or Class B common stock. Though Equity Awards may be granted with respect to either Class A common stock or Class B common stock, generally Class A common stock will be used within the limits of the equity award program.  Both RSUs and SARs are commonly used in the software and technology industries and are integral components of competitive compensation packages.  We grant RSUs with a four-year vesting period and upon vesting, each RSU is converted into one share of QAD common stock. The shares awarded, which may be reduced by the number of shares equivalent in value to the required tax withholding, are then transferred to the Named Executive. SARs are granted with a four-year vesting period and an eight-year life at fair market value as of the date of grant. The appreciation on each vested, exercised SAR is paid, net of tax withholding, to the Named Executive in QAD common stock.

Both RSUs and SARs are issued from a Board-approved pool of shares.  The Company limits the size of the pool in relation to the number of outstanding shares in order to limit the potential economic dilution to existing stockholders. The Company also adjusts the size of the pool as required to reflect the number of employees eligible for Equity Awards in a given year.  Historically, the size of the pool has remained fairly consistent in both number of shares granted and stock compensation expense at date of grant, although the Board of Directors has the authority to change the methodology in the future should it deem a change appropriate.  The Company’s general philosophy is to issue a mix of RSUs and SARs to management and senior level employees and to issue RSUs to non-management employees.  The Company has guidelines by employee level for all departments.  The Company granted approximately 830,000 Equity Awards during fiscal year 2014 for all employees, including the Named Executives and new hires, and non-employee directors.

We believe Equity Awards create performance incentives and align the interests of the Named Executives with the interests of stockholders because the value of an Equity Award increases or decreases in conjunction with the Company’s stock price, thereby focusing the Named Executives on achieving long-term Company growth and profitability. RSUs are also a retention tool that provides compensation to the Named Executives, despite the volatility of our stock price, because a given number of shares are awarded pursuant to an RSU, irrespective of the price of the underlying stock.  We tend to grant a larger number of SARs than RSUs due to lower per unit accounting charges for SARs.  Both RSUs and SARs minimize the dilutive effects of the Company’s equity award program compared to traditional stock options.  In the case of RSUs, this is accomplished by granting a smaller number of RSUs compared to stock options because the grant-date fair value of an RSU is generally greater than that of a stock option.  In the case of SARs, this is accomplished by awarding shares on the exercise of a SAR only for the appreciation from the strike price, whereas a stock option results in the issuance of a whole share on exercise.

Our goal is for each Named Executive to have a reasonable mix of RSUs and SARs as determined by the Compensation Committee.  This goal is accomplished over time based on each Named Executive’s unique situation; therefore the specific mix of RSUs and SARs may be different for each Named Executive.  When determining the number of Equity Awards to be granted to each Named Executive, the Compensation Committee analyzes factors related to each Named Executive, including:

•	total Equity Awards previously granted over the Named Executive’s term of employment;
•	the value of the proposed Equity Award;
•	the value of existing Equity Award holdings at the stock price in effect at the time of analysis and at various hypothetical price points;
•	the value of Equity Awards previously exercised or vested; and
•	the total compensation package of the Named Executive.

For purposes of internal equity, the Company applies the same guidelines when determining grants of Equity Awards to Named Executives as are applied to grants of Equity Awards to other executives at the same level within the Company.  However, the amount of Equity Awards granted to a particular Named Executive may differ from other Named Executives and executives at the same level, because grants of Equity Awards are impacted by each Named Executive’s experience in his or her position, accomplishment of strategic goals, performance within his or her position over time, subjective assessment of individual performance and contribution to the Company, retention objectives and competitive issues. The size of an Equity Award in any one year is not directly related to a Named Executive’s performance in that year due to the nature of equity as a long-term incentive and QAD’s goal of providing Named Executives with long-term alignment with the Company’s strategic goals.

Broad-Based Employee Benefits Programs

The Named Executives are covered by the Company’s employee benefit programs that are applicable to all employees. These programs include health, dental, vision, disability and life insurance, healthcare and dependent care savings accounts, limited health club membership reimbursement, paid vacation time and Company contributions to a 401(k) plan.  Benefits are provided to all employees in accordance with federal and state regulatory requirements and practices within the marketplace and are a necessary element of compensation in attracting, acquiring and retaining talented employees.

Change in Control Agreements and Executive Termination Policy

The Compensation Committee believes that change in control (“CIC”) agreements that provide acceleration of Equity Awards and severance compensation protection following a change in control assist the Company in attracting and retaining qualified executives, minimize the distraction caused by a potential transaction, serve as a reward for completing a strategic transaction that is determined to be in the best interest of the Company’s stockholders and reduce the risk that key executive talent will leave the Company before such a transaction is finalized. Therefore, the Compensation Committee has adopted a policy governing the terms of CIC agreements for certain employees. Pursuant to the policy, the terms, but not the payment amounts, of CIC agreements for Named Executives are substantially the same, each providing cash severance, accelerated vesting of certain previously granted, unvested, equity-based compensation and cash payments in lieu of continuation of benefits coverage. CIC agreements are not considered as part of the annual compensation for Named Executives, and thus do not impact decisions made with respect to Base Salary, Cash Bonus and Equity Awards. CIC agreements are provided only to the most senior QAD executives and include benefit amounts based on prior outside research and comparative data used by the Company to determine that its CIC agreements are market competitive.  The Compensation Committee has approved CIC agreements with Mr. Lopker, Ms. Lopker, Mr. Lender and Mr. Fleming.  Other than increases to Mr. Lopker’s payments that are carried over from his pre-existing CIC agreement, these CIC agreements reflect current policy.  As a Senior Vice President, Ms. Bellamy does not have a CIC agreement, because CIC agreements are generally granted only to the President, Chief Executive Officer and Executive Vice Presidents.

CIC agreements for the Named Executives provide that 50% of the previously granted, unvested, equity-based compensation for each Named Executive vests immediately upon a change in control. The remaining unvested Equity Awards vest upon the first anniversary date of the change in control, provided the Named Executive remains employed by the Company as of that date. For all other CIC benefits, the CIC agreements for the Named Executives are “double trigger” agreements, meaning that the payment of cash severance, accelerated vesting of the remaining 50% of the previously granted, unvested, equity-based compensation prior to the first anniversary date of the change in control and cash in lieu of continuation of benefits require both a “change in control” of the Company and the termination of a Named Executive’s employment by the Company, actually or constructively, without “cause” within 18 months following a change in control. The terms “change in control” and “cause” are defined in the CIC agreements. Upon being triggered, the CIC agreements provide for the following:

•	A lump sum payment equal to 24, 18 or 12, as applicable, months times the base monthly salary of the Named Executive at the greater of: (a) the rate in effect at the time of the change in control or (b) the rate in effect at the time of termination during the 18 months following the change in control;

•	A lump sum payment equal to 2.0, 1.5 or 1.0, as applicable, times the greater of: (a) the average annual bonus paid in the 24 months prior to termination of employment or (b) the target bonus for the year of such termination of employment;

•	Immediate vesting of any unvested equity compensation;

•	A cash payment equivalent to the present value of the projected cost of continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, and 401(k) matching payments for a period of 24, 18 or 12, as applicable, months following termination plus an amount equal to the portion of the Named Executive’s unvested 401(k) account balance that would vest if the Named Executive had 24, 18 or 12, as applicable, additional months of service for vesting purposes under the Company’s 401(k) plan.

The following table reflects the elements contained in each Named Executive’s CIC agreement:

Name	Months of Base Pay	x Bonus	Vesting of Equity Awards	Cash for Months of Benefits
Karl F. Lopker	24	2.0	Yes	24
Pamela M. Lopker	18	1.5	Yes	18
Daniel Lender	18	1.5	Yes	18
Gordon Fleming	12	1.0	Yes	12

For reasons similar to those supporting the adoption of CIC agreements, the Company has an executive termination policy under which certain senior executives with at least six months of service are eligible to receive lump sum payments equal to six months of Base Salary and six months of healthcare continuation coverage premiums following an involuntary termination of employment without cause that is not covered by a CIC agreement.  Mr. Lopker, Ms. Lopker, Mr. Lender and Mr. Fleming are covered by the standard terms of the executive termination policy. However, as part of his return to QAD in fiscal year 2009, Mr. Lender negotiated an arrangement to receive twelve, rather than six, months of benefits under the executive termination policy upon termination without cause. As a Senior Vice President, Ms. Bellamy is not covered by the executive termination policy, because it generally applies only to the President, Chief Executive Officer and Executive Vice Presidents.

Administrative Policies and Practices

In administering the compensation programs of the Company, including the compensation program for the Named Executives, the Compensation Committee typically meets at least four times during each year on the day of regularly scheduled Board of Director meetings. At the end of each such Compensation Committee meeting, the Compensation Committee meets in executive session in order to discuss executive compensation matters outside of the presence of management personnel and members of the Board who are not on the Compensation Committee. The Compensation Committee also meets telephonically to discuss extraordinary items, such as the hiring or termination of a Named Executive. The Compensation Committee members regularly confer with our Chief People Officer on matters regarding the compensation of the Named Executives and other key employees.

The Chief People Officer is the primary contact between management and the Compensation Committee. Each quarter, the Chief People Officer presents reports to the Compensation Committee, including information on the top 25 most highly compensated employees, a 401(k) plan update and the status of any recruitment of senior management. Other directors may be invited to Compensation Committee meetings as may be certain employees, including the CEO, the President and the Chief Financial Officer.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the annual corporate deduction for compensation paid to Named Executives to $1 million per individual, unless certain requirements are met which establish the compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such compensation as performance-based compensation exempt from the deduction limits of Section 162(m).

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain executive talent while taking into account the deductibility of compensation payments. However, the Compensation Committee has deemed it desirable to retain flexibility in rewarding senior management for contributions that cannot be properly recognized under a predetermined quantitative plan. Therefore, any compensation in excess of the $1 million limitation on deductible compensation will not be deductible by the Company. No Named Executive received compensation in fiscal year 2014 that was subject to the Section 162(m) limitation.

The Company’s compensation and termination arrangements are intended to qualify for exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	SAR Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)

Karl F. Lopker	2014	315,000		—	—	855,360	315,335	—	8,101	1,493,796
Chief Executive Officer	2013	315,000		—	—	1,073,942	293,616	—	7,538	1,690,096
	2012	300,000		—	—	711,868	309,369	—	6,229	1,327,466

Pamela M. Lopker	2014	315,000		—	—	855,360	315,335	—	7,650	1,493,345
Chairman of the Board	2013	315,000		—	—	1,073,942	293,616	—	7,538	1,690,096
and President	2012	300,000		—	—	711,868	309,369	—	6,229	1,327,466

Daniel Lender	2014	428,400		—	277,438	—	257,313	—	8,245	971,396
Executive Vice President	2013	420,000		—	303,375	—	239,574	—	7,550	970,499
and Chief Financial Officer	2012	400,000		—	233,938	—	240,071	—	5,250	879,259

Gordon Fleming	2014	299,150		—	27,744	34,286	155,724	—	7,650	524,554
Executive Vice President	2013	299,150		—	30,338	42,158	148,922	—	7,874	528,442
and Chief Marketing Officer	2012	299,150		—	32,596	19,951	130,955	—	374	483,026

Kara L. Bellamy	2014	236,250		—	16,646	20,572	96,018	—	7,678	377,164
Senior Vice President,	2013	225,000		—	18,203	25,295	93,340	—	7,662	369,500
Corporate Controller and	2012	197,182	(1)	—	14,036	19,951	84,025	—	6,787	321,981
Chief Accounting Officer

(1)	Amount reflects wages earned. Ms. Bellamy's annual salary was $220,000 for fiscal year 2012.

(2)	Discretionary bonus.

(3)	The amounts in this column represent the aggregate grant date fair value of RSUs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these stock awards are set forth in Note 13, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 14, 2014. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, or the sale of the Common Stock underlying such awards.

(4)	The amounts in this column represent the aggregate grant date fair value of SARs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these SAR grants are set forth in Note 13, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 14, 2014. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the exercise of SARs, or the sale of the Common Stock underlying such awards.

(5)	Non-discretionary bonus.

(6)	All Other Compensation includes employer matching contributions under the 401(k) plan and miscellaneous payments.

Grants of Plan-Based Awards during Fiscal Year 2014

The following table shows information about the non-equity incentive awards, SARs and RSUs that are reflected in the Summary Compensation Table for fiscal year 2014 and that were granted to the Named Executives either during or with respect to services rendered in fiscal year 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares	All Other SAR Awards: Number of Securities		Exercise or Base Price of	Grant Date Fair Value of
	Grant Date of Equity	Threshold	Target		Maximum	of Stock or Units	Underlying Awards		Equity Awards	Equity Awards
Name	Awards	($)	($)		($)(7)	(#)	(#)		($/Sh)	(8)
Karl F. Lopker	6/11/2013	—	315,000	(2)	929,880	—	160,000	(9)	11.81	731,432
	6/11/2013						30,000	(10)	10.50	123,928
Pamela M. Lopker	6/11/2013	—	315,000	(3)	929,880	—	160,000	(9)	11.81	731,432
	6/11/2013						30,000	(10)	10.50	123,928
Daniel Lender	6/11/2013	—	257,040	(4)	758,782	25,000	—		—	277,438
Gordon Fleming	6/11/2013	—	155,558	(5)	459,207	2,500	7,500	(9)	11.81	62,030
Kara L. Bellamy	6/11/2013	—	94,500	(6)	278,964	1,500	4,500	(9)	11.81	37,218

(1)	Reflects threshold, target and maximum dollar amounts payable related to the Cash Bonus component of the Named Executives' compensation during fiscal year 2014, as described in "Compensation Discussion and Analysis — Elements of the Executive Compensation Program." "Threshold" refers to the minimum amount payable for a certain level of performance; "Target" refers to the amount payable if individual and corporate Cash Bonus achievements reached 100%; and "Maximum" refers to the maximum payout possible.

(2)	Actual bonus amount paid was $315,335.

(3)	Actual bonus amount paid was $315,335.

(4)	Actual bonus amount paid was $257,313.

(5)	Actual bonus amount paid was $155,723.

(6)	Actual bonus amount paid was $96,018.

(7)	Maximum represents each Named Executive's bonus percentage times (a) 70% for the corporate financial target which may be increased up to a ceiling of 300% and the Customer Satisfaction Multiplier maximum of 120% plus (b) 30% for the individual performance goals which may be increased up to a ceiling of 120% and the Customer Satisfaction Multiplier maximum of 120%. The ceilings can be exceeded for a Named Executive upon approval of the Compensation Committee.

(8)	The amounts in this column represent the aggregate grant date fair value of equity awards granted during fiscal year 2014 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these equity awards are set forth in Note 13, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 14, 2014. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, the exercise of stock options or SARs, or the sale of the common stock underlying such awards.

(9)	Represents Class A SAR awards.

(10)	Represents Class B SAR awards.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table contains information concerning outstanding stock options, SARs and RSUs for each of the Named Executives as of January 31, 2014.

	Option/SAR Awards						Stock Awards
	Option/SAR Grant		Number of Securities Underlying Unexercised Awards That Have Vested	Number of Securities Underlying Unexercised Awards That Have Not Vested	Awards Exercise Price	Awards Expiration	Stock Award Grant	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Date (1)		(#)(3)	(#)(4)	($)	Date	Date (1)	(#)(5)	($)(6)
Karl F. Lopker	9/6/2006		75,000	—	14.74	9/6/2014
	6/1/2010		112,500	37,500	8.96	6/1/2018
	12/13/2011		75,000	75,000	10.56	12/13/2019
	6/12/2012		40,000	120,000	12.85	6/12/2020
	7/31/2012		7,500	22,500	13.35	7/31/2020
	6/11/2013		—	160,000	11.81	6/11/2021
	6/11/2013		—	30,000	10.50	6/11/2021
Pamela M. Lopker	9/6/2006		75,000	—	14.74	9/6/2014
	6/1/2010		112,500	37,500	8.96	6/1/2018
	12/13/2011		75,000	75,000	10.56	12/13/2019
	6/12/2012		40,000	120,000	12.85	6/12/2020
	7/31/2012		7,500	22,500	13.35	7/31/2020
	6/11/2013		—	160,000	11.81	6/11/2021
	6/11/2013		—	30,000	10.50	6/11/2021
Daniel Lender	8/13/2009	(2)	38,463	—	7.82	10/23/2016	6/1/2010	6,250	110,950
							6/7/2011	12,500	227,375
							6/12/2012	18,750	341,063
							6/11/2013	25,000	454,750
Gordon Fleming	8/13/2009	(2)	3,159	—	7.82	6/7/2014	6/1/2010	1,250	22,190
	8/13/2009	(2)	5,437	—	7.82	4/2/2015	6/7/2011	750	13,643
	10/15/2009		12,500	—	9.80	10/15/2017	6/14/2011	1,000	18,190
	6/7/2011		2,250	2,250	9.95	6/7/2019	6/12/2012	1,875	34,106
	6/12/2012		1,875	5,625	12.85	6/12/2020	6/11/2013	2,500	45,475
	6/11/2013		—	7,500	11.81	6/11/2021
Kara Bellamy	10/15/2009		7,200	—	9.80	10/15/2017	6/1/2010	750	13,314
	6/7/2011		2,250	2,250	9.95	6/7/2019	6/7/2011	750	13,643
	6/12/2012		1,125	3,375	12.85	6/12/2020	6/12/2012	1,125	20,464
	6/11/2013		—	4,500	11.81	6/11/2021	6/11/2013	1,500	27,285

(1)	Grant vests in four equal installments commencing on the first anniversary of the grant date and annually thereafter.

(2)	Grant was received as a result of the August 13, 2009 completion of a one-time Stock Option and Stock Appreciation Rights Exchange Program.

(3)	Of Mr. Lopker’s total of 310,000 Option/SAR awards that have vested, 265,000 are for Class A common stock and 45,000 are for Class B common stock. Of Ms. Lopker’s total of 310,000 Option/SAR awards that have vested, 265,000 are for Class A common Stock and 45,000 are for Class B common stock. Of Mr. Lender’s total of 38,463 Option/SAR awards that have vested, 30,770 are for Class A common stock and 7,693 are for Class B common stock. Of Mr. Fleming’s total of 25,221, Option/SAR awards that have vested, 21,001 are for Class A common stock and 4,220 are for Class B common stock. Of Ms. Bellamy’s total of 10,575 Option/SAR awards that have vested, 10,575 are for Class A common stock.

(4)	Of Mr. Lopker’s total of 445,000 Option/SAR awards that have not vested, 385,000 are for Class A common stock and 60,000 are for Class B common stock. Of Ms. Lopker’s total of 445,000 Option/SAR awards that have not vested, 385,000 are for Class A common stock and 60,000 are for Class B common stock. Of Mr. Fleming’s total of 15,375 Option/SAR awards that have not vested, 15,375 are for Class A common stock. Of Ms. Bellamy’s total of 10,125 Option/SAR awards that have not vested, 10,125 are for Class A common stock.

(5)	Of Mr. Lender’s total of 62,500 stock awards that have not vested, 61,250 are for Class A common stock and 1,250 are for Class B common stock. Of Mr. Fleming’s total of 7,375 stock awards that have not vested, 7,125 are for Class A common stock and 250 are for Class B common stock. Of Ms. Bellamy’s total of 4,125 stock awards that have not vested, 3,975 are for Class A common stock and 150 are for Class B common stock.

(6)	The market value of unvested stock is determined by multiplying the closing market price of the Company's common stock on January 31, 2014 by the number of shares that have not vested. The closing market price of the Company's Class A and Class B common stock at January 31, 2014 was $18.19 and $16.00, respectively.

Option and SAR Exercises and RSUs Vested During Fiscal Year 2014

The table below sets forth information concerning the exercise and vesting of Equity Awards for each Named Executive during fiscal year 2014.

	RSUs Vested(1)			Option and SAR Exercises(1)
	Number of Shares Acquired on Vesting		Value Realized on Vesting	Number of Shares Acquired on Exercise	Value Realized on Exercise
Name	(#)		($)(7)	(#)	($)(8)
Karl F. Lopker	12,500	(2)	169,425
Pamela M. Lopker	12,500	(3)	169,425
Daniel Lender	23,750	(4)	290,483
Gordon Fleming	2,750	(5)	32,768	725	8,155
Kara L. Bellamy	1,500	(6)	17,913	4,601	77,519

(1)	Table shows sum of activity for Class A and Class B.

(2)	10,000 Class A and 2,500 Class B shares released, 3,338 Class A shares surrendered for taxes, 6,662 Class A shares and 2,500 Class B shares net acquisition.

(3)	10,000 Class A and 2,500 Class B shares released, 3,338 Class A shares surrendered for taxes, 6,662 Class A shares and 2,500 Class B shares net acquisition.

(4)	21,500 Class A and 2,250 Class B shares released, 6,703 Class A and 2,250 Class B shares surrendered for taxes, 14,797 Class A shares net acquisition.

(5)	2,500 Class A and 250 Class B shares released, 915 Class A and 91 Class B shares surrendered for taxes, 1,585 Class A shares and 159 Class B shares net acquisition.

(6)	1,350 Class A and 150 Class B shares released, 494 Class A and 55 Class B shares surrendered for taxes, 856 Class A shares and 95 Class B shares net acquisition.

(7)	Value represents market value at vest date.

(8)	Value represents market value at exercise less the exercise price.

Potential Payments upon Termination or Change in Control

The Company has adopted an Executive Termination Policy under which certain senior executives are eligible for termination benefits in the event the Company terminates their employment without cause, other than relating to a change in control. Other than these termination benefits and the CIC arrangements as described in the Compensation Discussion and Analysis section under "Change in Control Agreements and Executive Termination Policy," the Company has no plans or arrangements in respect of remuneration that may be received by the Named Executives to compensate such officers in the event of termination of employment or a change of responsibilities following a change in control, where the value of such compensation exceeds $10,000 per Named Executive.

The following table reflects the amounts that would be paid if a termination without cause or a change in control had occurred on January 31, 2014.

			Termination Upon Change in Control
Name	Termination Without Cause Unrelated to a Change in Control ($)	Change in Control w/o Termination 50% Vesting of Equity Compensation ($)	12 – 24 Months Times Base Salary ($)	Vesting of Unvested Equity Compensation($)	1 – 2 Times Bonus ($)	12 – 24 Months of Benefits ($)
Karl F. Lopker	169,348	1,394,088	630,000	2,788,175	630,000	63,921
Pamela M. Lopker	158,387	1,394,088	472,500	2,788,175	472,500	14,361
Daniel Lender	454,177	567,069	642,600	1,134,138	385,560	50,365
Gordon Fleming	158,325	115,016	299,150	230,031	152,329	25,299

REPORT OF AUDIT COMMITTEE

Charter

The Audit Committee's specific responsibilities are delineated in the Audit Committee Charter which is available on the Investor Relations section of the QAD Internet site at www.qad.com.

 Meetings

During fiscal year 2014, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company's financial management team, the Company's internal audit director and the lead audit partner of the Company's independent registered public accounting firm. The Audit Committee's agenda was established by the Chairman of the Audit Committee. At each of its regularly scheduled meetings, the Audit Committee had separate private sessions with the Company's independent registered public accounting firm during which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.

Audit Committee Report

The Board annually reviews the NASDAQ Stock Market listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that each of Mr. Roberts, Mr. O’Malia and Dr. van Cuylenburg is an "audit committee financial expert" as defined by the SEC and the National Association of Securities Dealers rules.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee assists the Board of Directors in its oversight of the Company's financial statements and reporting processes. The Audit Committee also oversees the Company's Compliance Committee. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control of financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform to accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for auditing the Company's internal control over financial reporting.

The Audit Committee appointed KPMG LLP ("KPMG") to audit the Company's financial statements and the effectiveness of the related systems of internal control over financial reporting for the fiscal year ended January 31, 2014.

During the fiscal year ended January 31, 2014, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Among other actions, the Audit Committee:

•	Reviewed and discussed the Company's quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC with management and the independent registered public accounting firm;
•	Reviewed and discussed the Company’s audited financial statements with management;
•	Reviewed and discussed management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent auditors’ opinion about the effectiveness of the Company's internal control over financial reporting with management, the independent registered public accounting firm and the internal auditor;
•	Reviewed and discussed the audit scope and plan with the independent registered public accounting firm, management and the internal auditor;
•	Met in periodic executive sessions with each of the independent registered public accounting firm, management and the internal auditor; and
•	Reviewed and discussed the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees” with KPMG.

Auditor Independence

The Audit Committee recognizes the importance of maintaining the independence of the Company's independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the independent auditors’ qualifications, performance and independence, including that of the lead audit partner. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Audit Committee has concluded that provision of the non-audit services described below under "Principal Accounting Fees and Services" is compatible with maintaining the independence of the independent auditor. The Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board's Independence Rule 3526 and has discussed with the independent registered public accounting firm its independence from management and the Company.

Audit Committee Recommendation

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 31, 2014 be accepted and included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2014 filed with the SEC on April 14, 2014.

Submitted by:	Peter R. van Cuylenburg, Chairman
Thomas J. O’Malia
Lee D. Roberts

The Audit Committee Report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference in such filing.

AUDITOR INFORMATION

Principal Accounting Fees and Services

The fees billed or expected to be billed by KPMG for professional services rendered to the Company during fiscal year 2014 and fiscal year 2013 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG to the Company did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described below. KPMG has served as our independent accountant since June 1990.

The fees billed by KPMG for fiscal years 2014 and 2013 for services rendered to the Company were as follows:

	Fiscal Year	Fiscal Year
	2014	2013
	(In thousands)

Audit Fees	$1,279	$1,312
Audit-Related Fees	7	8
Tax Fees	8	—
All other fees	85	90
Total Fees	$1,379	$1,410

 Audit Fees.  These amounts represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended January 31, 2014 and 2013, the reviews of the financial statements including the Company Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees also represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the effectiveness of internal control over financial reporting for the fiscal years ended January 31, 2014 and 2013.

 Audit-Related Fees.  These amounts represent fees billed or expected to be billed by KPMG for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements for fiscal years 2014 and 2013 (but which are not included under “Audit Fees” above). Audit-related fees consist principally of certain agreed-upon procedures engagements.

Tax Fees.  These amounts represent fees billed or expected to be billed by KPMG for consulting services rendered by the principal accountant for tax compliance with new local tax regulations in Mexico.

All Other Fees. These amounts represent fees billed or expected to be billed by KPMG for reports on controls placed in operation and tests of operating effectiveness for the services the Company performs for its clients referred to as SSAE 16 organization Controls (SOC1) reports.

 Audit Committee Pre-Approval Policy.  The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000 and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has, had or will have a direct or indirect material interest.

Policies and Procedures for Review and Approval of Related Party Transactions

The Board of Directors has adopted a Related Party Transaction Policy (the "RPT Policy"), which supplements the conflict of interest provisions in our Code of Business Conduct. The RPT Policy covers any transaction, arrangement or relationship in which QAD, including any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest. The RPT Policy requires that such transactions be reported to the Audit Committee. The Audit Committee is authorized to approve, or ratify, such a transaction (i) in accordance with guidelines set forth in the RPT Policy and (ii) if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. Alternatively, a transaction may be approved by a majority of disinterested members of the Board.

Our Code of Business Conduct applies to all of our directors, officers and employees. It outlines the principles, policies and values that govern the activities of the Company as well as our policy on conflicts of interest. A conflict of interest exists any time directors, officers or employees face a choice between what is in their personal interest, financial or otherwise, and the interests of the Company. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of the Company. It is specifically required by our Code of Business Conduct that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) refrain from undertaking certain delineated actions that give rise to actual or perceived conflicts of interest. In addition, we require our directors and certain executive officers to complete annually a directors' and officers' questionnaire which requires disclosure of any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file reports with the SEC regarding their ownership of the Company's stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company's review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2014.

 Delivery of Documents to Stockholders Sharing an Address

The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It allows us, with your permission, to send a single set of these reports to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive and our expenses.

A number of brokerage firms have instituted householding. If your family has multiple QAD accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions or wish to revoke your decision to household. These options are available to you at any time. To request additional copies of the proxy statement or annual report, please contact QAD as described above under "Annual Report" or contact your broker directly.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in QAD's Proxy Materials. If you wish to submit a proposal to be included at our 2015 Annual Meeting, we must receive it in a form which complies with the applicable securities laws, on or before January 15, 2015. Please address your proposals to: QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. In accordance with our Bylaws, for any matter to be properly considered before our 2015 Annual Meeting, including nomination of directors, such matter must be submitted to us prior to January 15, 2015. In the event next year's Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, to be timely, stockholder notices must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by QAD. In addition, in the event a stockholder proposal is not submitted to us prior to March 31, 2015, the proxy to be solicited by the Board of Directors for the 2015 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2015 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Notices of intention to present proposals at the 2015 Annual Meeting should be addressed to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. QAD reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. On request, the Corporate Secretary will provide detailed instructions for submitting proposals.

QAD INC. ATTN: LEGAL DEPARTMENT 10,000 MIDLANTIC DRIVE SUITE 100 WEST MOUNT LAUREL, NJ 08054
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QAD INC.
The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐

Nominees:

01)	Karl F. Lopker	04)	Lee D. Roberts
02)	Pamela M. Lopker	05)	Peter R. Van Cuylenburg
03)	Scott J. Adelson

The Board of Directors recommends you vote FOR Proposal 2.		For	Against	Abstain

2.	Advisory vote to approve the compensation paid to our Named Executives.	☐	☐	☐

NOTE: Any other business that may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMITTANCE PASS
2014 ANNUAL MEETING OF STOCKHOLDERS
QAD INC.
Wednesday, June 11, 2014
4:30 p.m. local time
100 Innovation Place
Santa Barbara, California

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M74776-P53086

QAD INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2014 Annual Meeting of Stockholders

You are cordially invited to attend the Annual Meeting of Stockholders of QAD Inc. on Wednesday, June 11, 2014, at 100 Innovation Place, Santa Barbara, California. The meeting will begin at 4:30 p.m. local time. Admission is limited to stockholders and guests of QAD. This ticket will admit you and should be presented at the meeting to expedite registration. To avoid delays, please arrive early and present this ticket.

The stockholder(s) hereby appoints Karl F. Lopker and Pamela M. Lopker, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of QAD INC. that the stockholder(s) is entitled to vote at the Annual Meeting of Stockholders to be held at 4:30 p.m. local time on Wednesday, June 11, 2014, at 100 Innovation Place, Santa Barbara, CA, and any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations.

Continued and to be signed on reverse side